Exhibit 99.1

Diguang International Announces First Quarter 2010 Results

SHENZHEN, China, May 17, 2010 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG) (“Diguang” or the “Company”) today announced its financial results for the first quarter of fiscal year 2010 ended March 31, 2010.

First Quarter 2010 Highlights

▪	Net revenue increased 108.1% year-over-year to $12.5 million
▪	Gross profit increased 174.3% year-over-year to $1.7 million with gross margin of 13.7%
▪	Net loss improved to $0.6 million, or $0.03 per diluted share, compared to a net loss of $1.2 million, or $0.05 per diluted share, in the first quarter of fiscal year 2009
▪	Adjusted net loss (non-GAAP) was $0.1 million, or $0.01 per share, compared to an adjusted net loss of $0.7 million, or $0.03 per diluted share, in the first quarter of fiscal year 2009

“Our business continued to improve in the first quarter of 2010, exhibiting strong sales growth and a significant increase in gross margin driven by increased contribution from our LED products,” said Mr. Song Yi, the President and Chief Executive Officer of Diguang. “During the first quarter, both traditional CCFL and new LED backlight products experienced robust growth in sales driven by strong market demand, our ability to run short production cycles and administer faster response time.  Our Wuhan facility successfully received increased orders of large size CCFL backlights from one of our major customers, which is the largest monitor manufacturer in the world. We successfully added new high-profile customers and are working with a number of prospective customers. Sales of our LED products, including LED backlights, LED LCM, LED general lighting products and LED monitors, continued to represent a majority of our total sales.”

Highlights for the Three Months Ended March 31, 2010

Net revenue totaled approximately $12.5 million for the three months ended March 31, 2010, a significant increase of 108.1% from $6.0 million for the comparable period in 2009. This was due to the improved market demand for our traditional and newly-developed backlight products along with continued economic recovery from the global financial crisis which affected sales in the previous year. Sales of CCFL backlights increased 117.7% to $4.4 million in the first quarter of 2010, while sales of LED backlights grew 82.2% to $5.7 million.  Sales of the newly-developed large size LED backlight products contributed to approximately 54.0% of the increase in revenue from LED backlights. Sales of liquid crystal module (LCM) almost tripled to $1.7 million, and the Company generated additional revenue of $0.4 million from liquid crystal display LED monitors compared to the first quarter of 2009, as we have commenced mass production of the LED monitors and launched them in the market since the second quarter of 2009. Sales of LED general lighting products declined slightly from $246,000 in the first quarter of 2009 to $236,000 in the first quarter of 2010 due to the aggressive competition. However, our management expects the LED general lighting segment to exhibit strong growth in the coming years.

Gross profit for the first quarter of 2010 totaled $1.7 million, or 13.7% of net revenue, compared to $0.6 million, or 10.4% of net revenue, for the same period of 2009. On a sequential basis, gross margin increased 2.7 percentage points from 11.0% in the fourth quarter of 2009.  The continued improvement in gross margin was largely attributed to the increased contribution from LED products, which recorded a higher gross margin of 17% than 9% in the first quarter of 2009.  However, this was partially offset by a decline in gross margin from sales of CCFL backlights and CCFL LCM products from the same period in 2009.

Operating expenses totaled approximately $2.2 million for the first quarter of 2010, up 12.4% from $2.0 million in the first quarter of 2009. The total operating expenses in the first quarter of 2010 amounted to 17.6% of net revenue, compared to 32.6% in the first quarter of 2009.  Selling expenses rose 44%, primarily due to increased commissions paid in proportion to increased revenue. Research and development expenses increased 30.2% to $0.5 million due to higher payroll expenses and raw materials costs related to the development of new products.  General and administrative expenses were $1.1 million in the first quarter of 2010, relatively unchanged from the same period in 2009.

Interest expense was $0.2 million for the first quarter of 2010, up from $0.1 million in the same period of 2009 as the Company utilized additional bank loans to support its working capital needs.

The Company's net loss attributable to common shares during the three months ended March 31, 2010 was $0.6 million, improved from a net loss of $1.2 million attributable to common shares for the same period in 2009.

The loss per basic and diluted share was $0.03 for the first quarter of 2010, improved from loss per basic and diluted share of $0.05 for the same period of 2009.

Adjusted net loss (non-GAAP), which excludes non-cash items (including non-controlling interest, depreciation, inventory provision, loss on disposal of assets and share-based compensation), for the first quarter of 2010 would have been $0.1 million, or $0.01 per basic and diluted share. Adjusted net loss (non-GAAP), which excludes non-cash items (including non-controlling interest, depreciation, inventory provision, loss on disposal of assets and share-based compensation), for the first quarter of 2009 would have been $0.7 million, or $0.03 per basic and diluted share.  Please see the reconciliation table below.

Reconciliation of GAAP Net Income and Earnings per Share to Non-GAAP Net Income and Earnings per Share

	Three Months Ended March 31
	2010	2009

GAAP net income (loss)	(576,825)	(1,210,418)
Non-cash items:
Non controlling interest	(50,888)	(35,866)
Depreciation	446,606	427,287
Bad debts allowance	62,698	0
Inventory provision	(33,398)	(21,068)
Loss on disposal of assets	2,686	14,039
Share-based compensation	11,219	100,090
Non GAAP net income (loss)	(137,902)	(725,936)

GAAP net income (loss)	(0.03)	(0.05)
Non-cash items:
Non controlling interest	(0.00)	(0.00)
Depreciation	0.02	0.02
Inventory provision	(0.00)	(0.00)
Loss on disposal of assets	0.00	0.00
Share-based compensation	0.00	0.00
Non GAAP net income (loss)	(0.01)	(0.03)
Weighted average shares outstanding - diluted	22,116,774	22,072,000

Financial Condition

As of March 31, 2010, Diguang had $5.6 million in cash and cash equivalents and $7.3 million in restricted cash. Our working capital increased significantly to approximately $8.0 million compared to $2.8 million at the end of 2009. As of March 31, 2010, the Company had $11.7 million in short-term bank loans and $6.6 million in long-term liabilities. Shareholders' equity was $19.5 million as of March 31, 2010.

Recent Events

Diguan participated in the 2010 China Optoelectronics and Display EXPO ("CODE") at the Shenzhen Convention and Exhibition Center from May 8 to May 10, 2010.

Business Outlook

Diguang continues to anticipate strong growth that will be driven by increased demand in its LED backlights and LED TV segments in the future. The Company recently launched its 19”, 22” and 24’’ ultra-thin LED TVs and monitors, and expects to roll out 32” and 42” ultra-thin LED backlights and TVs in May 2010.  In April 2010, the Company commenced small-scale production of 19” LED TV and 24” LED backlight for TCL, one of the largest TV manufacturers in China, and expects to commence large-scale production for TCL in May 2010.

Diguang’s new production facility in Shenzhen, which is designed to manufacture large-size LED backlights and LED TVs with ten production lines and a total annual production capacity of 1.0 million units, is proceeding on schedule. The Company expects to complete construction in the fourth quarter of 2010 and will begin production in the first quarter of 2011.

The Company’s general lighting segment represents an attractive long-term growth opportunity and Diguang is in advanced negotiations to receive safety certifications for its LED general lighting products that will be shipped to the US, UK, France, Netherland and Singapore.

“We are excited about the opportunities presented by the LED market, especially for large size LED backlights and LED TVs, which continues to offer the most upside potential due to growing consumer acceptance, the improving global economy and increasing consumer spending power,” commented Mr. Song. “We are confident in our ability to maintain our current level of gross margin with a potential for further improvement as our sales increase. We reaffirm our revenue guidance of $60 million to $80 million for the fiscal year 2010.”

Use of Non-GAAP Financial Measures

The Company’s financial results prepared based on U.S. GAAP for the three months ended March 31, 2010 and 2009 include non-cash expenses such as depreciation, share based compensation, bad debt allowance, inventory provisions, loss on the disposal of assets, and deferred tax assets. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company has provided non-GAAP financial measures excluding the impact of these items in this release, including adjusted net income and adjusted diluted earnings per share. The Company's management believes that, in conjunction with U.S. GAAP financial measures, these non-GAAP financial measures (i) improve transparency for investors, (ii) assist investors in their assessment of the Company’s operating performance, (iii) facilitate comparison to the Company's historical performance, (iv) ensure that these measures are fully understood in light of how the Company evaluates its operating results, (v) properly define the metrics used and confirm their calculation. The additional adjusted information is not meant to be considered in isolation or as a substitute for items appearing on the Company’s financial statements prepared in accordance with U.S GAAP. Rather, the non-GAAP measures should be used as supplement to U.S. GAAP results to assist the reader in better understanding the operational performance of the Company. The adjusted financial information that the Company provides may also differ from the adjusted information provided by other companies, which limits their usefulness as comparative measures. Our management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under the U.S. GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest U.S. GAAP financial measures appears in the table above.

Teleconference and Webcast Information

Diguang will host a conference call at 9:00 a.m. Eastern Daylight Time on Tuesday, May 18, 2010, to discuss its results for the first quarter of fiscal 2010.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled time: (877) 833-3695. International callers should dial (706) 679-8022. When prompted, please enter conference ID number 742 398 48.

A replay will be available for 14 days starting at 10:00 a.m. Eastern Daylight Time on Tuesday May 18, 2010, and can be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. When prompted, please enter conference ID number 742 398 48.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.diguangintl.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate in the live broadcast, a one-year replay will be available shortly after the call by accessing the same link.

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting. For more information, contact CCG Investor Relations directly or go to Diguang's website at http://www.diguangintl.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:
Company Contact:
Viola Tse
Diguang International Development Co., Ltd.
Email: viola@diguang.com
Tel:    +1-626-593-5486

Investor Relations Contact:
Elaine Ketchmere, Partner
CCG Investor Relations
Email: Elaine.ketchmere@ccgir.com
Tel:     +1-310-954-1345
Web:  http://www.ccgirasia.com

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(In US Dollars)

	Three months ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues:
Revenues, net	$12,484,194	$5,999,853
Cost of sales	10,779,840	5,378,488
Gross profit	1,704,354	621,365
Selling expense	600,831	418,234
Research and development	528,984	406,324
General and administrative	1,068,932	1,130,978
	2,198,747	1,955,536
Loss on disposing assets	2,686	-
Loss from operations	(497,079)	(1,334,171)

Interest income (expense), net	(169,226)	(87,446)
Investment income (expense)	-	500
Other income (expense)	38,592	177,921

Loss before income taxes	(627,713)	(1,243,196)

Income tax provision	-	3,088

Net loss	(627,713)	(1,246,284)

Net income (loss) attributable to non-controlling interest	(50,888)	(35,866)

Net loss attributable to common shares	$(576,825)	$(1,210,418)

Weighted average common shares outstanding – basic	22,072,000	22,072,000

Losses per share – basic	(0.03)	(0.05)

Weighted average common shares outstanding – diluted	22,116,774	22,072,000

Losses per shares – diluted	(0.03)	(0.05)

Other comprehensive income:
Translation adjustment	(38,965)	(245,869)
Comprehensive loss	(666,678)	(1,492,153)
Comprehensive income (loss) attributable to non-controlling interest	(50,853)	(39,661)

Comprehensive income attributable to common shares	$(615,825)	$(1,452,492)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,630,416	$6,190,513
Restricted cash	7,311,803	4,341,112
Accounts receivable, net of allowance for doubtful accounts $1,529,505 and $1,592,221	15,908,878	13,972,086
Inventories, net of provision$3,519,124and $3,485,777	10,008,084	7,439,287
Other receivables, net of provision $69,032 and $69,032	401,024	465,013
VAT recoverable	548,969	82,497
Advance to suppliers	1,608,134	900,328
Total current assets	41,417,308	33,390,836

Investment, net of impairment $1,500,000and $1,500,000	-	-
Plant, property and equipment, net	18,698,964	17,868,845
Long-term prepayments	417,533	439,502

Total assets	$60,533,805	$51,699,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans	11,745,728	$10,213,683
Accounts payable	17,386,496	15,446,721
Advance from customers	331,422	325,165
Accruals and other payables	2,472,450	2,510,206
Accrued payroll and related expense	771,067	712,206
Income tax payable	383,782	394,989
Amount due to stockholders – current	352,835	943,378
Total current liabilities	33,443,780	30,546,348

Long-term bank loans	6,592,634	-
Research funding advanced	952,270	952,255
Total non-current liabilities	7,544,904	952,255

Total liabilities	40,988,684	31,498,603

Equity：
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 and 22,593,000 shares issued, 22,072,000 and 22,072,000 shares outstanding	22,593	22,593
Additional paid-in capital	20,892,854	20,881,635
Treasury stock at cost	(674,455)	(674,455)
Appropriated earnings	802,408	802,408
Accumulated deficit	(8,221,079)	(7,644,254)
Translation adjustment	4,299,891	4,338,891
Total stockholders’ equity	17,122,212	17,726,818
Non-controlling interest	2,422,909	2,473,762
Total equity	19,545,121	20,200,580

Total liabilities and stockholders’ equity	$60,533,805	$51,699,183

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Three months ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(627,713)	$(1,246,284)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	446,606	427,287
Bad debts allowance	62,698	-
Inventory provision	(33,398)	(21,068)
Loss on disposing assets	2,686	14,039
Share-based compensation	11,219	100,090
Changes in operating assets and liabilities:
Accounts receivable	(1,999,455)	1,581,302
Inventory	(2,535,342)	(1,168,677)
Other receivables	63,989	155,994
VAT recoverable	(466,465)	(38,258)
Prepayments and other assets	(707,798)	29,694
Accounts payable	1,939,835	(3,801,009)
Accruals and other payable	21,105	(380,104)
Advance from customers	6,257	(27,290)
Accrued interest payable to related parties	7,025	-
Taxes payable	(11,207)	(1,036)

Net cash used in operating activities	(3,819,958)	(4,375,320)

Cash flows from investing activities:
Purchase of fixed assets	(1,257,632)	(56,690)
Proceeds from disposal of fixed assets	209	13,464

Net cash used in investing activities	(1,257,423)	(43,226)

Cash flows from financing activities:
Due to related parties	(597,568)	(83,409)
Repayments for short-term bank facilities	(1,438,624)	-
Proceeds from import financing loans	2,970,691
Restricted cash pledged for import financing loans	(2,970,691)	-
Proceeds from long-term loan facilities	6,592,731	-

Net cash received from financing activities	4,556,539	(83,409)

Effect of changes in foreign exchange rates	(39,255)	(222,780)

Net increase (decrease) in cash and cash equivalents	(560,097)	(4,724,735)

Cash and cash equivalents, beginning of the year	6,190,513	15,024,363

Cash and cash equivalents, end of the year	$5,630,416	$10,299,628